Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Fourth QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.54 per Share for First Quarter 2025
Base Dividend of $0.43 and Supplemental Dividend of $0.11 Per Share

EVANSTON, Ill., March 6, 2025 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Financial Highlights

•
Total investment income of $37.5 million
•
Net investment income of $18.6 million, or $0.55 per share
•
Adjusted net investment income of $18.4 million, or $0.54 per share(1)
•
Invested $120.3 million in debt and equity securities, including five new portfolio companies
•
Received proceeds from repayments and realizations of $122.8 million
•
Paid total dividends of $0.61 per share: regular quarterly dividend of $0.43 and supplemental dividend of $0.18 per share on December 27, 2024
•
Net asset value (“NAV”) of $655.7 million, or $19.33 per share, as of December 31, 2024

Full Year 2024 Financial Highlights

•
Total investment income of $146.1 million
•
Net investment income of $74.6 million, or $2.29 per share
•
Adjusted net investment income of $75.4 million, or $2.31 per share(1)
•
Invested $394.5 million in debt and equity securities, including 16 new portfolio companies
•
Received proceeds from repayments and realizations of $276.9 million
•
Paid total dividends of $2.42 per share: regular quarterly dividends totaling $1.72 and supplemental dividends of $0.70 per share
•
Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2024 of $45.6 million, or $1.34 per share

Management Commentary

“During the fourth quarter and fiscal year 2024, we extended our track record of growing our portfolio while maintaining sound credit quality overall by adhering to our proven strategy of investing in debt and equity investments,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Originations for the year exceeded repayments and realizations resulting in a 13.8% increase in assets under management on a fair value basis. Our portfolio generated 11.6% higher adjusted net investment income and produced $11.6 million of net realized gains. In 2024, we distributed a total of $2.42 per share to our shareholders. For 2025, we remain committed to our strategy and our goals of growing net asset value over time, preserving capital and delivering attractive risk-adjusted returns to our shareholders.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2024 Financial Results

The following table provides a summary of our operating results for the three months ended December 31, 2024, as compared to the same period in 2023 (dollars in thousands, except per share data):

	Three Months Ended December 31,
	2024	2023	$ Change	% Change
Interest income	$31,651	$29,511	$2,140	7.3%
Payment-in-kind interest income	2,095	1,973	122	6.2%
Dividend income	104	265	(161)	(60.8%)
Fee income	2,998	3,522	(524)	(14.9%)
Interest on idle funds	609	1,040	(431)	(41.4%)
Total investment income	$37,457	$36,311	$1,146	3.2%

Net investment income	$18,648	$16,939	$1,709	10.1%
Net investment income per share	$0.55	$0.58	$(0.03)	(5.2%)

Adjusted net investment income (1)	$18,437	$18,837	$(400)	(2.1%)
Adjusted net investment income per share (1)	$0.54	$0.65	$(0.11)	(16.9%)

Net increase (decrease) in net assets resulting from operations	$17,593	$26,430	$(8,837)	(33.4%)
Net increase (decrease) in net assets resulting from operations per share	$0.52	$0.91	$(0.39)	(42.9%)

The $1.1 million increase in total investment income for the three months ended December 31, 2024, as compared to the same period in 2023 was primarily attributable to (i) a $2.3 million increase in total interest income (which includes payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by a decrease in weighted average yield on debt investment balances outstanding, (ii) a $0.2 million decrease in dividend income due to decreased levels of distributions received from equity investments, (iii) a $0.5 million decrease in fee income resulting from a decrease in origination fees, partially offset by an increase in amendment and administrative fees, and (iv) a $0.4 million decrease in interest on idle funds due to a decrease in weighted average cash balances outstanding.

For the three months ended December 31, 2024, total expenses, including the base management fee waiver and income tax provision, were $18.8 million, a decrease of $0.6 million, or (2.9%) from the $19.4 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended December 31, 2023. The decrease was primarily attributable to (i) a $0.3 million increase in interest and financing expenses, (ii) a $0.6 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $0.1 million decrease in the income incentive fee and a $2.1 million decrease in capital gains incentive fee accrued, (iv) a $0.1 million decrease in professional fees, and (v) a $0.8 million increase in income tax provision.

Net investment income increased by $1.7 million, or 10.1%, to $18.6 million during the three months ended December 31, 2024 as compared to the same period in 2023, as a result of the $1.1 million increase in total investment income and the $0.6 million decrease in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.54 per share compared to $0.65 per share in the prior year.

For the three months ended December 31, 2024, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $(0.5) million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $19.7 million for the same period in 2023.

Full Year 2024 Financial Results

The following table provides a summary of our operating results for the year ended December 31, 2024 as compared to the same period in 2023 (dollars in thousands, except per share data):

	Years Ended December 31,
	2024	2023	$ Change	% Change
Interest income	$123,153	$109,947	$13,206	12.0%
Payment-in-kind interest income	7,840	6,634	1,206	18.2%
Dividend income	2,242	1,215	1,027	84.5%
Fee income	9,572	9,450	122	1.3%
Interest on idle funds	3,347	2,864	483	17%
Total investment income	$146,154	$130,110	$16,044	12.3%

Net investment income	$74,636	$65,106	$9,530	14.6%
Net investment income per share	$2.29	$2.47	$(0.18)	(7.3%)

Adjusted net investment income (1)	$75,367	$67,511	$7,856	11.6%
Adjusted net investment income per share (1)	$2.31	$2.56	$(0.25)	(9.8%)

Net increase in net assets resulting from operations	$78,292	$77,133	$1,159	1.5%
Net increase in net assets resulting from operations per share	$2.40	$2.93	$(0.53)	(18.1%)

The $16.0 million increase in total investment income for the year ended December 31, 2024 as compared to the same period in 2023 was primarily attributable to (i) a $14.4 million increase in total interest income resulting from an increase in average debt investment balances outstanding, partially offset by lower weighted average yield on debt investment balances outstanding, (ii) a $1.0 million increase in dividend income due to increased levels of distributions received from equity investments, (iii) a $0.1 million increase in fee income resulting from an increase in amendment and administrative fees, partially offset by a decrease in origination, management, and prepayment fees, and (iv) a $0.5 million increase in interest on idle funds due to an increase in average cash balances outstanding.

For the year ended December 31, 2024, total expenses, including the base management waiver and income tax provision, were $71.5 million, an increase of $6.5 million or 10.0%, from the $65.0 million of total expenses, including income tax provision, for the year ended December 31, 2023. The increase was primarily attributable to (i) a $1.7 million increase in interest and financing expenses, (ii) a $2.6 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $2.0 million increase in income incentive fees, partially offset by a $1.7 million decrease in capital gains incentive fees, (iv) a $0.2 million increase in professional fees, and (v) a $1.4 million increase in income tax provision.

Net investment income increased by $9.5 million, or 14.6%, to $74.6 million during the year ended December 31, 2024 as compared to the same period in 2023, as a result of the $16.0 million increase in total investment income, partially offset by the $6.5 million increase in total expenses, including the base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, increased by $7.9 million, or 11.6%, to $75.4 million.

For the year ended December 31, 2024, the total net realized gain on investments, net of income tax provision on realized gains, was $10.1 million, as compared to total net realized gain on investments, net of income tax provision on realized gains, of $22.4 million for the same period in 2023.

Portfolio and Investment Activities

As of December 31, 2024, the fair value of our investment portfolio totaled $1.1 billion and consisted of 87 active portfolio companies and four portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 101.4% of the related cost basis as of December 31, 2024. As of December 31, 2024, the debt investments of 50 portfolio companies bore interest at a variable rate, which represented $704.0 million, or 74.5%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of December 31, 2024, our average active portfolio company investment at amortized cost was $12.4 million, which excludes investments in four portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 13.3% as of December 31, 2024. The weighted average yield was computed using the effective interest rates for debt investments at cost as of December 31, 2024, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Fourth quarter 2024 investment activity included the following new portfolio company investments:

•
Axis Medical Technologies LLC (dba MoveMedical), a leading provider of last-mile supply chain software solutions to medical device OEMs. Fidus invested $14.8 million in first lien debt and preferred equity and made additional commitments up to $0.8 million in first lien debt.
•
CP Communications, LLC, a provider of specialized technology solutions for live event broadcasters and premium video content producers. Fidus invested $8.4 million in first lien debt, subordinated debt and common equity.
•
Estex Manufacturing Company, LLC, a branded manufacturer of sewn products used in the utility, airline / aerospace, sports, and military end markets. Fidus invested $6.3 million in first lien debt and common equity.
•
Fumex, LLC, a leading provider of fume extraction and air filtration systems for industrial manufacturing applications. Fidus invested $7.4 million in first lien debt and common equity.
•
World Tours LLC, a travel tour operator focused on affinity groups in the United States. Fidus invested $7.0 million in first lien debt and preferred equity.

Liquidity and Capital Resources

As of December 31, 2024, we had $57.2 million in cash and cash equivalents and $95.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). In 2024, we received net proceeds of $66.3 million from the equity at-the-market program (the “ATM Program”). As of December 31, 2024, we had SBA debentures outstanding of $175.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes”) and $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes” and collectively with the January 2026 Notes the “Notes”). As of December 31, 2024, the weighted average interest rate on total debt outstanding was 4.6%.

Subsequent Events

On January 6, 2025, we invested $15.0 million in first lien debt and $0.8 million in common equity of Customer Expressions Corp. (dba Case IQ), a leading of SaaS-based Governance, Risk and Compliance (GRC) solutions to mid-size and large enterprises.

On January 7, 2025, we invested $19.0 million in first lien debt, $0.4 million in common equity, and committed up to $2.3 million in a revolving loan to Onsight Industries, LLC, a leading provider of customized signs & displays, mailbox solutions, and site furnishings for the home builder and land developer industries.

On January 14, 2025, we exited our preferred equity investment in Healthfuse, LLC. We received a distribution on our preferred equity investment for a realized gain of approximately $3.2 million.

On January 24, 2025, we received a distribution on our equity investments in Medsurant Holdings, LLC, resulting in a net realized gain of approximately $8.2 million.

On February 5, 2025, we invested $14.0 million in first lien debt, $0.5 million in common equity, $0.1 million in preferred equity, and committed up to $2.0 million in a revolving loan to Fraser Steel LLC, a designer and manufacturer of steel tubular parts and assemblies for OEM customers used in a wide range of applications.

On February 6, 2025, we issued an additional $5.0 million in SBA debentures, which will bear interest at a fixed interim interest rate of 5.207% until the pooling date in March 2025.

On February 13, 2025, we issued an additional $14.5 million in SBA debentures, which will bear interest at a fixed interim interest rate of 5.217% until the pooling date in March 2025.

On February 27, 2025, we repaid $12.5 million of SBA debentures with a weighted average interest rate of 5.755% which would have matured on dates ranging from March 2032 to September 2033.

First Quarter 2025 Dividends Totaling $0.54 Per Share Declared

On February 18, 2025, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.11 per share for the first quarter. The dividends will be payable on March 27, 2025, to stockholders of record as of March 20, 2025.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2025 taxable income, as well as the tax attributes for 2025 dividends, will be made after the close of the 2025 tax year. The final tax attributes for 2025 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2024 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, March 7, 2025. To participate in the conference call, please dial (844) 808-7136 approximately 10 minutes prior to the call. International callers should dial (412) 317-0534. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at http://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), and the impact of interest rate volatility and the impact of elevated levels of inflation on the Company's business and its portfolio companies; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31,	December 31,
	2024	2023
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $6,832, respectively)	$—	$—
Affiliate investments (cost: $56,679 and $46,485, respectively)	102,024	83,876
Non-control/non-affiliate investments (cost: $1,011,646 and $883,312, respectively)	988,482	874,030
Total investments, at fair value (cost: $1,075,157 and $936,629, respectively)	1,090,506	957,906
Cash and cash equivalents	57,159	119,131
Interest receivable	15,119	11,965
Prepaid expenses and other assets	1,328	1,896
Total assets	$1,164,112	$1,090,898
LIABILITIES
SBA debentures, net of deferred financing costs	$168,899	$204,472
Notes, net of deferred financing costs	248,362	247,243
Borrowings under Credit Facility, net of deferred financing costs	43,954	(1,082)
Secured borrowings	13,674	15,880
Accrued interest and fees payable	5,784	5,924
Base management fee payable, net of base management fee waiver – due to affiliate	4,805	4,151
Income incentive fee payable – due to affiliate	4,477	4,570
Capital gains incentive fee payable – due to affiliate	14,703	17,509
Administration fee payable and other, net – due to affiliate	919	789
Taxes payable	1,850	1,227
Accounts payable and other liabilities	1,019	741
Total liabilities	$508,446	$501,424
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 33,914,652 and 30,438,979 shares
issued and outstanding at December 31, 2024 and December 31, 2023, respectively)	$34	$31
Additional paid-in capital	567,159	504,087
Total distributable earnings	88,473	85,356
Total net assets	655,666	589,474
Total liabilities and net assets	$1,164,112	$1,090,898
Net asset value per common share	$19.33	$19.37

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Investment Income:
Interest income
Control investments	$—	$—	$—	$—
Affiliate investments	930	858	3,533	4,026
Non-control/non-affiliate investments	30,721	28,653	119,620	105,921
Total interest income	31,651	29,511	123,153	109,947
Payment-in-kind interest income
Control investments	—	—	—	—
Affiliate investments	9	—	9	—
Non-control/non-affiliate investments	2,086	1,973	7,831	6,634
Total payment-in-kind interest income	2,095	1,973	7,840	6,634
Dividend income
Control investments	—	—	—	—
Affiliate investments	—	—	1,830	519
Non-control/non-affiliate investments	104	265	412	696
Total dividend income	104	265	2,242	1,215
Fee income
Control investments	—	—	—	—
Affiliate investments	168	5	183	65
Non-control/non-affiliate investments	2,830	3,517	9,389	9,385
Total fee income	2,998	3,522	9,572	9,450
Interest on idle funds	609	1,040	3,347	2,864
Total investment income	37,457	36,311	146,154	130,110
Expenses:
Interest and financing expenses	6,298	5,988	24,398	22,749
Base management fee	4,869	4,222	18,855	16,288
Incentive fee - income	4,477	4,570	18,549	16,529
Incentive fee (reversal) - capital gains	(211)	1,898	731	2,405
Administrative service expenses	704	681	2,598	2,353
Professional fees	739	862	3,208	2,906
Other general and administrative expenses	239	258	1,003	1,031
Total expenses before base management fee waiver	17,115	18,479	69,342	64,261
Base management fee waiver	(64)	(71)	(264)	(287)
Total expenses, net of base management fee waiver	17,051	18,408	69,078	63,974
Net investment income before income taxes	20,406	17,903	77,076	66,136
Income tax provision (benefit)	1,758	964	2,440	1,030
Net investment income	18,648	16,939	74,636	65,106
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	(11,458)
Affiliate investments	134	446	134	546
Non-control/non-affiliate investments	(710)	19,358	11,451	34,983
Total net realized gain (loss) on investments	(576)	19,804	11,585	24,071
Income tax (provision) benefit from realized gains on investments	43	(93)	(1,480)	(1,662)
Net change in unrealized appreciation (depreciation):
Control investments	—	—	—	11,083
Affiliate investments	7,537	714	7,954	(8,395)
Non-control/non-affiliate investments	(8,059)	(10,934)	(13,882)	(13,047)
Total net change in unrealized appreciation (depreciation) on investments	(522)	(10,220)	(5,928)	(10,359)
Net gain (loss) on investments	(1,055)	9,491	4,177	12,050
Realized losses on extinguishment of debt	—	—	(521)	(23)
Net increase (decrease) in net assets resulting from operations	$17,593	$26,430	$78,292	$77,133
Per common share data:
Net investment income per share-basic and diluted	$0.55	$0.58	$2.29	$2.47
Net increase in net assets resulting from operations per share — basic and diluted	$0.52	$0.91	$2.40	$2.93
Dividends declared per share	$0.61	$0.80	$2.42	$2.88
Weighted average number of shares outstanding — basic and diluted	33,914,652	28,961,411	32,585,238	26,365,269

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and twelve months ended December 31, 2024 and 2023.

	($ in thousands)		($ in thousands)
	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2024	2023	2024	2023
Net investment income	$18,648	$16,939	$74,636	$65,106
Capital gains incentive fee expense (reversal)	(211)	1,898	731	2,405
Adjusted net investment income (1)	$18,437	$18,837	$75,367	$67,511

	(Per share)		(Per share)
	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2024	2023	2024	2023
Net investment income	$0.55	$0.58	$2.29	$2.47
Capital gains incentive fee expense (reversal)	(0.01)	0.07	0.02	0.09
Adjusted net investment income (1)	$0.54	$0.65	$2.31	$2.56

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	Alliance Advisors IR
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@allianceadvisors.com